Nautilus, Inc. Announces Inducement Grants September 17, 2021 VANCOUVER, Wash.--(BUSINESS WIRE)--Sep. 17, 2021-- Nautilus, Inc. (NYSE: NLS) (“Nautilus,” “the Company”), a global leader in digitally connected home fitness solutions, today announced that it has granted equity awards under the Nautilus, Inc. Inducement Stock Plan for Vay AG Employees (the “Inducement Stock Plan”), in connection with the acquisition of Vay AG. The Company granted inducement awards under the Inducement Stock Plan to fourteen employees of Vay AG consisting of an aggregate of 387,243 inducement restricted stock units and 387,243 inducement performance units (at the target level). The restricted stock units and performance unit awards were approved by the Compensation Committee of the Board of Directors of the Company and were granted under the Inducement Stock Plan as employment inducement awards material to the new employees’ becoming employees of Nautilus in accordance with New York Stock Exchange Rule 303A.08. Each restricted stock unit will vest equally over a three-year period, subject to such employee’s continued employment with Nautilus on such vesting dates. The performance units were granted at a target achievement level (“Target Shares”) and will vest after three years based on performance against certain corporate financial objectives over a three-year performance period (the “Performance Goals”). The percentage of the Target Shares that vest and become issuable under the performance unit awards will be determined based on the achievement of the Performance Goals at threshold, target and maximum levels with the minimum threshold set at 30% of the Target Shares and the maximum set at 200% of the Target Shares. Each restricted stock unit award and performance unit award are subject to the terms and conditions of the Inducement Stock Plan and the terms and conditions of a restricted stock unit agreement and a performance unit agreement covering the grant. About Nautilus, Inc. Nautilus, Inc. (NYSE:NLS) is a global leader in digitally connected home fitness solutions. The company’s brand family includes Bowflex®, Nautilus®, Schwinn®, and JRNY®, its digital fitness platform. With a broad selection of exercise bikes, cardio equipment, and strength training products, Nautilus, Inc. empowers healthier living through individualized connected fitness experiences; and in doing so, envisions building a healthier world, one person at a time. Headquartered in Vancouver, Washington, the company’s products are sold direct to consumer on brand websites and through retail partners and are available throughout the U.S. and internationally. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market. About VAY VAY specializes in computer vision and AI technology solutions and has developed reliable and precise software solutions for human motion analysis using any normal (RGB) camera from a device, such as a laptop, smartphone, or tablet. With a mission to democratize professional human motion analysis, VAY enables clients in fitness & health to understand and analyze human movement, providing personalized feedback on repetitions and form in real-time. VAY has partnered with global leaders in connected fitness and digital therapeutics. Based in Zurich, Switzerland, the company started R&D in 2018 and was incorporated in 2019 as a spin-off of ETH Zurich, one of the top science and technology universities in the world. Since then, VAY has won multiple awards and has established itself as the global leader of camera-based motion analysis for fitness & health applications. To learn more, please visit https://www.vay.ai/. View source version on businesswire.com: https://www.businesswire.com/news/home/20210902005218/en/ Media Contacts: John Fread Nautilus, Inc 360-859-5815 jfread@nautilus.com Investor Relations: John Mills ICR, LLC 646-277-1254 john.mills@ICRinc.com Source: Nautilus, Inc Exhibit 99.1